FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

FDA REVIEWING POTENTIAL ANTI-ARRHYTHMIC CLAIMS FOR RANEXA®

PALO ALTO, Calif., December 7, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has notified the Company that it will evaluate the approval of potential anti-arrhythmic claims for Ranexa® (ranolazine extended-release tablets) as part of its ongoing review of the Company’s supplemental new drug application (sNDA).

This follows the FDA’s acceptance of an sNDA seeking expansion to the approved product labeling for Ranexa to include a first line angina indication and a significant reduction in cautionary language as well as a separate NDA for a potential labeling change to add reduction of hemoglobin A1c (HbA1c) in coronary artery disease patients with diabetes. The two sNDAs are being reviewed by the FDA Division of Cardiovascular and Renal Products and the NDA is being reviewed by the FDA Division of Metabolism and Endocrinology Products.

The Prescription Drug User Fee Act (PDUFA) action date for the sNDAs and the NDA is July 27, 2008. The FDA has requested, and CV Therapeutics has paid three separate user fees to support the review of both sNDAs and the NDA.

“We anticipate receiving approval for first line angina use, which would significantly expand the patient population eligible to receive Ranexa, and we are very pleased that the FDA also is now evaluating separate potential anti-arrhythmic and HbA1c reduction claims for Ranexa on the same timeline,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

In September 2007, data published in Circulation and presented at the European Society of Cardiology Congress 2007 in Vienna, Austria showed that Ranexa reduced ventricular arrhythmias in patients receiving Ranexa compared to placebo in the MERLIN TIMI-36 study.

Patients receiving Ranexa had a 37 percent reduction in their relative risk of ventricular tachycardia lasting eight beats or more (p<0.001) and there were fewer episodes of sudden cardiac death observed in patients taking ranolazine (56) than in patients taking placebo (65).

In accordance with a special protocol assessment agreement between the FDA and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.